                                  EXHIBIT 12.1


                                            1995        1996        1997        1998        1999
                                           ------     -------     -------     -------     -------
FIXED CHARGES:
Interest Expense including
   Amortization of debt issuance costs     $  159     $ 1,155     $ 6,951     $12,491     $16,447
Interest on Rent Expense (1/3)                551         820       1,359       2,463       3,419
                                           ------     -------     -------     -------     -------
Total Fixed Charges                           710       1,975       8,310      14,954      19,866

EARNINGS:
Income before Taxes                         7,612      14,299      30,800      53,757      51,830
Fixed Charges                                 710       1,975       8,310      14,954      19,866
                                           ------     -------     -------     -------     -------
Income  before Fixed Charges                8,322      16,274      39,110      68,711      71,696

RATIO OF EARNINGS TO FIXED CHARGES           11.7         8.2         4.7         4.6         3.6